Exhibit 10.49

October 25, 2019

Dale A. Wolf

XXX

XXX

Dear Dale,

Congratulations on your promotion to the role of Leader, Global Operations with NuVasive, Inc. Your external / business card title is Senior Vice President, Global Operations. Your commitment and dedication to your work and the continued success of NuVasive sets an example for our Shareowners and is instrumental in our efforts to transform spine surgery and change lives. In this role you will be based in Denver, Colorado and continue to report to me. We would like for you to begin your role in this capacity on January 1, 2020.

I am pleased to present you with changes to your compensation package, effective January 1, 2020 and detailed below.

JOB TITLE, CAREER BAND & NEW COMPENSATION
Internal Job Title:  Leader, Global Operations
Career Band: P12

Compensation and 2020 Annual Bonus target percentage:

	Current	New	Change
Annual Base Salary (effective January 1, 2020)	$260,000	$340,000	31%

Annual Bonus Target %* (effective January 1, 2020)	40%	60%

Annual Target Total Cash Opportunity	$364,000	$544,000	49%

* Above table is for illustrative purposes only. You are eligible for the discretionary annual corporate bonus plan which depends upon the Company’s successful achievement of its operational goals and your overall performance against your goals. This bonus requires that you be employed in good standing on the payout date (which is generally the first week of March, in the following year). Bonus target changes after April 1 of the plan year are adjusted to account for changes during the plan year.  Your Bonus Target amount shall equal the sum of your Eligible Earnings for the period of time in role multiplied by the respective Target Bonus Percentage for each bonus-eligible role you occupied during the plan year.

We expect to provide you with a 2020 annual LTI award that has a grant face value of $600,000, which is expected to be made in March 2020. The value and form of award is subject to approval by NuVasive’s Board of Directors or its delegate and will be governed by the terms of the applicable grant agreement(s).

Additionally, NuVasive will provide relocation assistance to assist in your move from Springboro, OH to Denver, Colorado and will be managed by the Company’s preferred vendor. The aggregate value of your relocation benefit will be subject to the Benefits Repayment Obligation explained below.

The Benefits Repayment Obligation means that, if within 24 months of your start date in the new role, you (a) voluntarily terminate your employment for any reason or (b) are terminated for “Cause” you will be required to repay to NuVasive the full gross amount of the payment or benefits received due and payable on the effective date of your termination of employment.

Benefits Repayment Obligation Schedule
Duration	Repayment Percentage
Within Months 0 - 24 of Start Date in New Role	100% of benefit received
After 24 Months of Start Date in New Role	0% of benefit received

For purposes of the Benefits Repayment Obligation, “cause” means theft, dishonesty or misconduct with respect to your employment or otherwise relating to the business of NuVasive; material neglect of duties; falsification of any employment or NuVasive’s records, improper use or disclosure of NuVasive’s trade secret or confidential information; violation of or failure to comply with NuVasive’s Code of Conduct; conviction or plea of nolo contendere to a felony if such conviction or plea is likely to harm the business or reputation of NuVasive; or other conduct that is likely to have an adverse effect on the name or public image of NuVasive.

I appreciate your contributions in taking NuVasive forward in 2020 and look forward to the work our team will do in helping NuVasive own the spine market. If you have any questions regarding your compensation, please don’t hesitate to reach out to me.

Keep up the great work!

To an outstanding 2020,

/s/ Chris Barry

Chris Barry

Chief Executive Officer

Please sign below indicating your understanding and acceptance of this new role and return the fully executed letter to Karen Osgood. You should keep a copy of this letter for your records.

/s/ Dale Wolf	28 – Oct - 2019
Dale A. Wolf	Date